OWENS CORNING WORLD HEADQUARTERS
ONE OWENS CORNING PARKWAY
TOLEDO, OHIO 43659
419.248.8000

News

     For Immediate Release

Contact:   Dave Dimmer
                  Corporate Communications
                  419/248-8421

Owens Corning Reviewing World Headquarters Lease

TOLEDO, Ohio, March 21, 2003 — Owens Corning announced today that it is evaluating its lease obligations for its World Headquarters facility in Toledo, Ohio.  The company, which filed for Chapter 11 protection in 2000 due to mounting asbestos liability, moved into its present location in 1996.

“Owens Corning has been engaged in a company-wide review of its real estate facilities and related obligations since filing for Chapter 11 protection,” said Jim Eckert, Owens Corning’s director of Real Estate and Facilities.  “Because our World Headquarters is our single largest lease obligation, it needs to be included in that review.”

The company’s evaluation of its World Headquarters lease began in response to the filing of a Proof of Claim by the Trustee representing holders of certain bonds (Owens Corning, 9.90% Secured Lease Bonds due May 15, 2015). The bonds, which were issued by the Toledo-Lucas County Port Authority, were used to finance the construction of the facility. Owens Corning’s lease payments are used to make payments due on these bonds as well as certain other funding obligations.

As part of its evaluation process, the company has received proposals for alternative spaces in the Toledo area. These proposals reflect the number of space options that are available to Owens Corning in the Toledo area, and indicate its current lease obligations are above current market rates.

Owens Corning has been actively engaged in settlement negotiations with the bondholders in an attempt to reduce its payment obligations for the World Headquarters to a level that is consistent with current real estate market conditions. While those discussions continue, to date, no agreement has been reached.

“Unless we are able to reach agreement encompassing 100 percent of the outstanding bonds,” Mr. Eckert said, “It is unlikely that we will be able to attain the financial results necessary to remain in our World Headquarters facility.” The company has the ability to either assume or reject the lease in connection with its current Chapter 11 proceedings.

“Staying in our current facility is clearly our preference,” said Mr. Eckert. “However, Owens Corning is reviewing its options relative to alternative spaces in the Toledo area so that the company can relocate quickly if it is unable to reach agreement with the bondholders in the near term.”

“Securing real estate lease obligations that are consistent with current market conditions will enhance Owens Corning’s ability to remain a vital contributor to the Toledo community, as it has been for more than 40 years,” he added.

Owens Corning is a world leader in building materials systems and composite systems.  Founded in 1938, the company had sales of $4.9 billion in 2002 and employs approximately 19,000 people worldwide.  Additional information is available on Owens Corning’s Web site at www.owenscorning.com or by calling the company’s toll-free General Information line:  1-800-GETPINK.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

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